Exhibit 10.1

Executive Incentive Plan

I. Guiding Principles

Plug Power’s total rewards programs are designed to be flexible and effective to help the organization attract, develop, motivate and retain a high-talent workforce which will achieve Plug Power’s strategic objectives as they evolve in our developing business models. The annual Executive Incentive Plan is part of Plug Power’s Total Rewards program.

The Executive Incentive Plan is designed to align executives towards identifying and achieving common objectives that drive the organization forward. The Incentive Plan should be based on measurable objectives which are clearly linked to Plug Power’s success.

II. Eligibility

This Plan offers an incentive to all eligible executives that ties both organizational objectives and individual performance achievement. Eligible executives must be employed a minimum of four months. Bonuses will be prorated. Plan participants must be employed on the date bonus checks are issued. Eligible executives are defined as such executive officers as are determined from time to time by the Compensation Committee.

III. Plan Requirements

a.	An Executive Incentive Plan budget shall be prepared annually by Human Resources and submitted to the Compansation Committee for review and approval. The Plan budget shall be based on 100% achievement of Corporate Objectives and 100% achievement of Individual Objectives for all Eligible executives. Such Corporation and Individual Objectives shall be approved by the Compensation Committee
b.	Recommended bonus calculations are to be completed by Human Resources. They will be determined by both Corporate Objective and Individual Objective achievement measures reviewed and approved by the Compensation Committee.
c.	The Plan formulas represent bonus recommendations, and the actual bonus awarded must have the final approval of the Compensation Committee.
d.	Generally, bonuses are paid prior to March 15th of the year following the incentive Plan year.
e.	Bonuses are subject to taxes and are not considered part of base salary for the calculation of future raises.
f.	Plug Power retains the right to amend this Plan at any time including but not limited to amendments that address compensation related to extraordinary performance.

IV. Plan Design

a.	Forming the Corporate Pool

The available incentive pool is formed first by the achievement of Corporate Objectives using the following chart. A minimum of 3 objectives must be achieved at or above Threshold; otherwise the incentive pool is 0%.

Corporate Objective	Threshold	Exceeds	Exceptional
1	4%	8%	10%
2	3%	6%	10%
3	3%	6%	10%

Example, Part 1:

Objective 1 is Exceeds, Objective 2 is at Threshold and Objective 3 is Exceeds. The minimum has been met and the maximum pool is 17% (8% + 3% + 6%). This translates into a possible Individual Executive Incentive of 17% of base salary for each eligible executive. The actual percentage will be based on performance against Individual Objectives.

b.	Earning Individual Payout

While working to achieve and support Corporate Objectives, each eligible executive also has Individual Objectives, with Threshold, Exceed and Exceptional measurements. Achievement of Individual Objectives will determine the payout to the individual. The achievement of Individual Objectives is assigned a percentage in the chart below; percentages are totaled, and rounding is acceptable. This individual “factor” is applied to the Corporate Objectives percentage to determine individual payout. The maximum individual payout is equivalent to the Corporate Objectives percentage (17% in the Example, Part 1), not to exceed 30% of base salary. There is no minimum threshold requirement for the individual objectives.

Individual Objective	Threshold	Exceeds	Exceptional
1	23.3%	30%	33.3%
2	23.3%	30%	33.3%
3	23.3%	30%	33.3%

Example, Part 2:

Objective 1 is at Exceeds, Objective 2 is at Threshold and Objective 3 is at Exceeds. The individual factor is 83.3% (30.0% + 23.3% + 30%). The executive will receive 83.3% x 17% = 14.2% individual incentive.